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EXHIBIT 10.22

October 21, 1997

Mr. John Herb
Crystallume Division
Electronic Designs, Inc.
3506 Bassett Street
Santa Clara, CA 95050


Dear John:

This letter acknowledges your substantial assistance in completing the sale of the Crystallume business. As a previously offered incentive, approved by the Board of Directors on August 14, 1997, this letter confirms that Electronic Designs, Inc. has agreed that, subject to the successful closing of a transaction for the sale of substantially all of the assets of the Crystallume business and your subsequent employment by the acquiring company or its affiliate:

         - All employee stock options which have been previously issued to you will be immediately vested.
         - The options will not expire as a result of the termination of your employment with EDI but will be extended until the earlier of: two years from the closing date; the date they would otherwise expire; or, the termination of your employment by the acquiring company.
         - As a result of the above actions, and your agreement below, incentive stock options shall become nonqualified stock options.

In consideration of the above, you acknowledge that you, as an officer of EDI and General Manager of the Crystallume business, have unique knowledge of the Crystallume business and have performed a thorough review of the purchase and sale agreement and related schedules and that there are no matters, to the best of your knowledge, which have not been disclosed.

Please sign the attached copy of this letter to acknowledge your agreement.


Sincerely,


/s/Donald F. McGuinness                     /s/John Herb
                                            -----------------------------------
Donald F. McGuinness                        John Herb
President and CEO

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